Exhibit 10.2

July 22, 2004

To: The Compensation Committee
       of Avatar Holdings Inc.

Gentlemen:

     Reference is made to that certain Restricted Stock Unit Award Agreement (the “Award”) between Avatar Holdings Inc. (the “Company”) and Charles McNairy, dated July 22, 2004. I hereby agree that upon the earlier of (x) the termination of my employment or (y) the conversion of the Units (as defined in the Award) into shares of Company common stock pursuant to the Award, I shall receive only the shares issuable under the Award (instead of the Cash Payments, as defined below) to the extent that the Fair Market Value (as determined in accordance with the provisions of the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan, as amended or restated from time to time) of the issuable shares on the day prior to the conversion of the Units (such amount, the “Award Payment”) is greater than the aggregate of the cash amounts that I am entitled to receive, if any, as severance upon the termination of my employment with the Company (such amounts, the “Cash Payments”), provided however, that in the event that the Cash Payments are greater than the Award Payment, I shall receive only the Cash Payments and the Award shall be cancelled and forfeited. I understand that under no circumstances will I receive both the shares issuable under the Award and the Cash Payments.

Sincerely,
/s/ Charles L. McNairy
Charles McNairy

Acknowledged:

Avatar Holdings Inc.

By:	/s/ Gerald D. Kelfer

Name: Gerald D. Kelfer
Title: Chief Executive Officer